Exhibit 10.33

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) is made and entered into as of May 26, 2008, by and between BancTec, Inc., a Delaware corporation (the “Company”) and Mark D. Fairchild (the “Executive” or “you”).

RECITALS:

WHEREAS, the Company and Executive entered into that certain Employment Agreement, dated May 27, 2007 (the “Original Employment Agreement”);

WHEREAS, the Company and Executive entered into that certain First Amendment to Employment Agreement, dated as of October 16, 2007 (together with the Original Employment Agreement, the “Employment Agreement”); and

WHEREAS, the parties hereto desire to amend the Employment Agreement in accordance with Section III(A) and XII, thereof, respectively, as provided in this Amendment.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendment of Employment Agreement. The parties acknowledge and agree that Section III, Subsection A and Section III, Subsection C of the Employment Agreement are hereby deleted and replaced in their entirety by the following:

III.                                 Compensation.

A.            Base Salary. During the Employment Term, the Company shall pay the Executive a base salary at the annual rate of $321,000 (“Base Salary”), payable in regular installments in accordance with the Company’s customary payment practices. The Base Salary shall be subject to annual review by the Board or the Compensation Committee (or similar committee) of the Company whereupon the Base Salary may be increased (but not decreased) at their sole discretion.

C.            Benefits. During the Employment Term, the Executive shall be entitled to participate in the Company’s employee benefit plans, including life insurance, medical, health and accident, disability, and vacation plans (but no less than five (5) weeks vacation per year) as in effect from time to time (collectively, “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company. For the avoidance of doubt, the Executive will not receive housing or travel allowances nor will the Executive be able to participate in the BancTec Limited Pension Scheme.

2.             Remainder of Employment Agreement Unchanged. The parties hereby acknowledge and agree that except as expressly provided in Section 1 of this Amendment, the balance of the Employment Agreement remains unchanged and is hereby ratified and confirmed in all respects.

3.             Definitions. All capitalized terms used herein which are not otherwise herein defined shall have the meanings ascribed to them in the Employment Agreement.

4.             Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, as applied to contracts made and performed within the State of Texas.

5.             Counterparts. The parties hereto may sign any number of copies or counterparts of this Amendment. Each signed copy or counterpart shall be an original, but each of them together shall represent the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written, to be effective and binding as of such date.

EXECUTIVE	BANCTEC, INC.

/s/ Mark D. Fairchild	By:	/s/ J. Coley Clark
Mark D. Fairchild		J. Coley Clark
Chairman of the Board and CEO